Exhibit 10.3

Lease Agreement between Intelligroup Inc. and 5 Independence SPE LLC.

     THIS LEASE is made on the ____ day of ______________, 2008 between 5 INDEPENDENCE SPE LLC, a Delaware limited liability company, whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206 (who is referred to in this Lease as “Landlord”) and INTELLIGROUP, INC., a _________________, whose address is _______________ (who is referred to in this Lease as “Tenant”). This Lease consists of the following Basic Lease Provisions and Definitions and the attached General Conditions and Exhibits. The Basic Lease Provisions and Definitions are referred to in this Lease as the “Basic Lease Provisions.”

BASIC LEASE PROVISIONS

     1 BASE PERIOD COSTS means the following:

     .1 Base Operating Costs: Operating Costs incurred during the Calendar Year.

     .2 Base Real Estate Taxes: Real Estate Taxes incurred during the Calendar Year.

     .3 Base Insurance Costs: Insurance Costs incurred during the Calendar Year.

     .4 Base Utility and Energy Costs: Utility and Energy Costs incurred during the Calendar Year.

     Notwithstanding anything contained herein or in Exhibit G (Tax and Operating Cost Rider) to the contrary, Tenant shall have no obligation to pay Additional Rent pursuant to Exhibit G during the first twelve (12) months of the Term.

     2 BUILDING means 5 Independence Way, Princeton, New Jersey.

     3 CALENDAR YEAR means the calendar year 2008.

     4 COMMENCEMENT DATE means September 1, 2008, subject to Article 20 of this Lease.

     5 DEMISED PREMISES OR PREMISES mean and are agreed and deemed to be 9,724 gross rentable square feet on the second (2nd) floor as shown on Exhibit A to this Lease, which includes an allocable share of the Common Facilities.

     6 EXPIRATION DATE means 11:59 p.m. on the last day of the month in which the day before the seven (7) year and four (4) month anniversary of the Commencement Date occurs.

     7 FIXED BASIC RENT means the following:

Months	Annual Rate	Monthly Installments	Annual Per Sq. Ft. Rate
1-12	$199,342.00	$16,611.83	$20.50
13-24	$204,204.00	$17,017.00	$21.00
25-36	$209,066.00	$17,422.17	$21.50
37-48	$213,928.00	$17,827.33	$22.00
49-60	$218,790.00	$18,232.50	$22.50
61-72	$223,652.00	$18,637.67	$23.00
73-88	$228,514.00	$19,042.83	$23.50

Notwithstanding the foregoing, provided that this Lease is in full force and effect and Tenant has complied with each of its obligations hereunder, Tenant shall have no obligation to pay the Monthly Installments of Fixed Basic Rent for the second (2nd), thirteenth (13th), twenty-fifth (25th), and thirty-seventh (37th) full calendar months of the Term.

     8 HVAC AFTER HOURS CHARGE is $55.00 per hour per zone for heat and $75.00 per hour per zone for air conditioning, subject to Section 17 (b) of the Lease. The HVAC After Hours Charge is subject to increase from time to time to reflect the increase in the cost of providing such after hours HVAC service.

     9 NOTICE ADDRESSES shall mean the following:

If to Tenant:

If to Landlord by personal or overnight delivery:

c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837-2206
Attention: Executive Vice President and General Counsel

If to Landlord by mail:

c/o Mack-Cali Realty Corporation
P.O. Box 7817
Edison, New Jersey 08818-7817
Attention: Executive Vice President and General Counsel

     10 PARKING SPACES means a total of thirty-nine (39) unassigned parking spaces.

As additional consideration for this Lease, provided that this Lease is in full force and effect and Tenant has complied with each of its obligations hereunder, Landlord shall provide Tenant, on a monthly basis, with thirty-nine (39) gas cards in the amount of TWENTY DOLLARS ($20.00) each, for the first twelve (12) full calendar months of the Term for which Fixed Basic Rent is payable by Tenant hereunder. The gas cards for each month shall be delivered by Landlord to Tenant promptly after Tenant’s payment of the Monthly Installment of Fixed Basic Rent for the applicable twelve (12) full calendar months of the Term for which Fixed Basic Rent is payable by Tenant hereunder.

     11 SECURITY DEPOSIT means ONE HUNDRED TWENTY-FOUR THOUSAND SEVEN HUNDRED NINETY-ONE AND 00/100 DOLLARS ($124,791.00).

Tenant shall deliver to Landlord an irrevocable negotiable letter of credit issued by and drawn upon such commercial bank selected by Tenant and acceptable to Landlord (at its sole discretion) and in form and content acceptable to Landlord (also at its sole discretion) (the form attached hereto as Exhibit I shall be deemed acceptable to Landlord) for the account of Landlord, in the sum of ONE HUNDRED TWENTY-FOUR THOUSAND SEVEN HUNDRED NINETY-ONE AND 00/100 DOLLARS ($124,791.00). Said letter of credit shall be for a term of not less than one (1) year and shall be automatically renewed by the bank (without notice from Landlord) (i.e. an “evergreen” letter of credit), until Landlord shall be required to return the security to Tenant pursuant to the terms of this Lease but in no event earlier than ninety (90) days after the Expiration Date, and any renewed letter of credit shall be delivered to Landlord no later than sixty (60) days prior to the expiration of the letter of credit then held by Landlord. If any portion of the security deposit shall be utilized by Landlord in the manner permitted by this Lease, Tenant shall, within five (5) days after request by Landlord, replenish the security account by depositing with Landlord, in cash or by letter of credit, an amount equal to that utilized by Landlord. Failure of Tenant to comply strictly with the provisions of this Article shall constitute a material breach of this Lease and Landlord shall be entitled to present the letter of credit then held by it for payment (without notice to Tenant). In the event of a bank failure or insolvency affecting the letter of credit, Tenant shall replace same within twenty (20) days after being requested to do so by Landlord. The letter of credit shall be transferable in connection with a transfer of the Building and Tenant shall be solely responsible for any transfer fees imposed by the Bank.

Provided that (i) this Lease is in full force and effect, (ii) Tenant is not in and has not been in default hereunder and (iii) Tenant’s net worth is at least equal to $33,384,000.00, Tenant, upon request to Landlord, may reduce the Security Deposit by $17,827.33 on the third (3rd) anniversary of the Commencement Date and by $35,654.66 on the fourth (4th) anniversary of the Commencement Date.

     12 TENANT’S BROKER means LRE Solutions, Inc.

     13 TENANT’S PERCENTAGE means and is agreed and deemed to be 8.58%.

DEFINITIONS

     ADDITIONAL RENT means all money, other than the Fixed Basic Rent, payable by Tenant to Landlord under the Lease, including, but not limited to, the monies payable by Tenant to Landlord pursuant to Exhibits G and H of this Lease. Tenant shall have no obligation to pay Landlord Addition Rent for the first twelve (12) full calendar months of the Term.

     14 BUILDING HOLIDAYS means the holidays shown on Exhibit E and all days observed as holidays by the United States, State, or labor unions representing individuals servicing the Building on behalf of Landlord; if there be no such labor unions, such definition shall include holidays designated by Landlord for the benefit of such individuals.

     15 BUILDING HOURS means Monday through Friday, 8:00 a.m. to 6:00 p.m., but excluding Building Holidays.

     16 COMMON FACILITIES means and includes the lobby; elevator(s); fire stairs; public hallways; public lavatories; all other general Building components, facilities and fixtures that service or are available to more than one tenant; air conditioning mechanical rooms; fan rooms; janitors’ closets; electrical and telephone closets serving more than one tenant; elevator shafts and machine rooms; flues; stacks; pipe shafts and vertical ducts with their enclosing walls; and structural components of the Building.

     Whenever the word “includes” or “including” is used in this Lease, it means “includes but is not limited to” and “including but not limited to,” respectively.

     17 EXHIBITS are the following:

Exhibit A	Location of Premises
Exhibit B	Rules and Regulations
Exhibit C	Workletter Agreement
Exhibit D	Cleaning Services
Exhibit E	Building Holidays
Exhibit F	Commencement Date Agreement
Exhibit G	Tax and Operating Cost Rider
Exhibit H	Electricity Rider
Exhibit 1	Letter of Credit Form

The Exhibits are attached at the back of this Lease and are a part of this Lease.

     18 LEGAL REQUIREMENTS means all present and future laws and ordinances of federal, state, municipal and county governments, and rules, regulations, orders and directives of departments, subdivisions, bureaus, agencies or offices of such governments, or any other governmental, public or quasi-public authorities having jurisdiction over the Building, and the directions of any public officer pursuant to law.

     19 PRIME means the so-called annual prime rate of interest established and quoted by The Wall Street Journal (or its successor), from time to time, but in no event greater than the highest lawful rate from time to time in effect.

     20 PERMITTED USE means general office use consistent with a first class office building and for no other purpose.

     21 REAL PROPERTY means the Building, the land upon which the Building stands, together with adjoining parking areas, sidewalks, driveways, landscaping and land.

     22 STATE means the State of New Jersey.

     23 TERM means the period of time beginning on the Commencement Date and ending on the Expiration Date.

— End of Basic Lease Provisions and Definitions —

1.	LEASE	1
2.	FIXED BASIC RENT	1
3.	USE AND OCCUPANCY	1
4.	CARE AND REPAIR OF PREMISES:	1
5.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:	2
6.	ASSIGNMENT AND SUBLEASE:	2
7.	COMPLIANCE WITH RULES AND REGULATIONS:	4
8.	DAMAGES TO BUILDING:	4
9.	EMINENT DOMAIN:	4
10.	LANDLORD’S REMEDIES ON DEFAULT:	5
11.	DEFICIENCY:	5
12.	SUBORDINATION:	6
13.	SECURITY DEPOSIT:	6
14.	RIGHT TO CURE TENANT’S BREACH:	6
15.	LIENS:	6
16.	RIGHT TO INSPECT AND REPAIR:	6
17.	SERVICES TO BE PROVIDED BY LANDLORD:	7
18.	TENANT’S ESTOPPEL:	7
19.	HOLDOVER TENANCY:	7
20.	LANDLORD’S WORK; COMMENCEMENT:	7
21.	OVERDUE RENT CHARGE/INTEREST:	8
22.	INSURANCE:	8
23.	INDEMNITY:	9
24.	BROKER:	9
25.	PERSONAL LIABILITY:	10
26.	NOTICES:	10
27.	AUTHORITY:	10
28.	PARKING SPACES	10
29.	RELOCATION:	10
30.	MISCELLANEOUS:	11
31.	TERMINATION OPTION:	13

General Conditions

.1	LEASE:

Landlord has leased the Premises to Tenant for the Term.

.2	FIXED BASIC RENT:

Tenant will pay Landlord the Fixed Basic Rent. At Landlord’s option, upon notice to Tenant, Tenant will pay the Fixed Basic Rent and Additional Rent by electronic transfer. The Fixed Basic Rent payable for the entire Term will be the aggregate of the Annual Rate set forth in the Basic Lease Provisions and will be payable, in advance, on the first day of each calendar month during the Term at the Monthly Installments set forth in the Basic Lease Provisions, except that a proportionately lesser amount will be paid for the first month of the Term if the Term commences on a day other than the first day of the month. Tenant will pay the first (1st) full monthly installment of Fixed Basic Rent upon Tenant’s execution and delivery of this Lease. Tenant will pay Fixed Basic Rent, and any Additional Rent, to Landlord at Landlord’s address set forth in the first paragraph of this Lease, or at such other place as Landlord may designate in writing, without demand and without counterclaim, deduction or set off.

.3	USE AND OCCUPANCY:

Tenant will use the Premises solely for the Permitted Use.

Neither Tenant, nor anyone acting by or through Tenant, will generate, handle, dispose, store or discharge any hazardous substances or wastes as defined by Legal Requirements in, on or around the Premises, the Building or the Real Property in violation of any Legal Requirements (such actions collectively referred to as “Prohibited Actions”). Tenant will defend, indemnify and hold Landlord harmless against any and all loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) which Landlord may sustain as a result of any Prohibited Actions.

.4	CARE AND REPAIR OF PREMISES:

Tenant will not commit any act that damages the Premises or Building and will take good care of the Premises, and will comply with all Legal Requirements affecting the Premises or the Tenant’s use and/or occupancy of the Premises. Landlord will, at Tenant’s expense, make all necessary repairs to the Premises. Landlord will make all necessary repairs to the Common Facilities. The cost of repairs to the Common Facilities will be included in Operating Costs, except where the repair has been made necessary by misuse or neglect by Tenant or Tenant’s agents, employees, contractors, invitees, visitors or licensees (collectively, “Tenant’s Agents”), in which event Landlord will nevertheless make the repair but Tenant will pay to Landlord, as Additional Rent, upon demand, the cost incurred by Landlord to complete such repairs. All improvements made by Tenant prior to or after the commencement of the Term which are attached to the Premises will, at Landlord’s option, become the property of Landlord upon the expiration or sooner termination of this Lease. Not later than the last day of the Term, Tenant will, at Tenant’s expense, remove from the Building all of Tenant’s personal property and those improvements made by Tenant which Landlord has not elected by notice to Tenant to retain as Landlord’s property, as well as all trade fixtures (other than built-in cabinet work), moveable partitions, telephone, computer, data and antenna wiring, cabling and related conduit and the like. Tenant will repair all injury done by or in connection with the installation or removal of said property, improvements, wiring and the like; cap or terminate all telephone, computer and data connections at service entry panels in accordance with Legal Requirements; and surrender the Premises in as good condition as they were at the beginning of the Term, except for reasonable wear and damage by casualty or other cause not due to the misuse or neglect by Tenant and/or Tenant’s Agents. All property of Tenant remaining on the Premises after the last day of the Term will be conclusively deemed abandoned and may be removed and discarded or stored at Tenant’s risk by Landlord, and Tenant will pay Landlord for the cost of such removal, discarding and/or storage. Notwithstanding anything contained herein to the contrary, Tenant shall remove all installations that are “non-standard office improvements”. For purposes hereof, “non-standard office improvements” shall mean raised flooring, interior staircases, vaults, elevators, modifications to the Building’s utility and mechanical systems and unusual configuration for first class office space. Tenant shall repair any damage to the Premises resulting from such removal.

Tenant is responsible for all costs related to the repair and maintenance of any additional or supplemental HVAC systems, appliances and equipment serving exclusively the Premises or installed to meet Tenant’s specific requirements. Tenant will purchase and maintain throughout the Term an annual full maintenance and service contract for this equipment and will forward a copy of each proposed contract to Landlord for its approval prior to signing it.

.5	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

Tenant will not, without first obtaining the written consent of Landlord, make any alterations, additions or improvements (collectively, “alterations”) in, to or about the Premises. Unless the alterations affect the Common Facilities or Building Systems or would otherwise require a building permit, Landlord will not unreasonably withhold or delay its consent. Building Systems include the life safety, plumbing, electrical, heating, ventilation and air conditioning systems in the Building. Tenant may, upon prior notice to Landlord, perform minor cosmetic improvements, such as painting and wallpapering, without the prior consent of Landlord.

If Tenant shall request the consent or approval of Landlord to the making of any alterations or to any other thing, and Landlord shall seek and pay a separate fee for the opinion of Landlord’s counsel, architect, engineer or other representative or agent as to the form or substance thereof, Tenant shall pay Landlord, as Additional Rent, within 30 days after demand, all reasonable costs and expenses of Landlord incurred in connection therewith, including, in case of any alterations, costs and expenses of Landlord in reviewing plans and specifications.

.6	ASSIGNMENT AND SUBLEASE:

Tenant will not mortgage, pledge, assign or otherwise transfer this Lease or sublet all or any portion of the Premises in any manner except as specifically provided for in this Article 6:

     .A   If Tenant desires to assign this Lease or sublease all or part of the Premises, the terms and conditions of such assignment or sublease will be communicated by Tenant to Landlord in writing no less than thirty (30) days prior to the effective date of such sublease or assignment. Prior to such effective date, Landlord will have the option, upon notice to Tenant, to terminate the Lease, (i) in the case of subletting, solely as to that portion of the Premises to be sublet, or (ii) in the case of an assignment, as to all of the Premises, and in such event, Tenant will be fully released from its obligations with respect to the terminated space (“Recapture Space”) accruing from and after the effective date. If Landlord terminates the Lease as to the Recapture Space, in no event will Landlord be liable for a brokerage commission in connection with the proposed assignment or sublet. If Landlord recaptures the Recapture Space, Tenant shall be solely responsible, at its cost and expense, for all alterations required to separate the Recapture Space from the balance of the Premises, including, but not limited to, construction of demising walls and separation of utilities.

     .B   In the event that the Landlord elects not to terminate the Lease as to the Recapture Space, Tenant may assign this Lease or sublet the whole or any portion of the Premises, subject to Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, subject to the following terms and conditions and provided the proposed occupancy is in keeping with that of a first-class office building:

Tenant will provide to Landlord the name, address, nature of the business and evidence of the financial condition of the proposed assignee or sublessee;

          The assignee will assume, by written instrument, all of the obligations of the Tenant under this Lease, and a copy of such assumption agreement will be furnished to Landlord within ten (10) days of its execution. No further assignment of this Lease or subletting all or any part of the Premises will be permitted;

          Each sublease will provide that sublessee’s rights will be no greater than those of Tenant, and that the sublease is subject and subordinate to this Lease and to the matters to which this Lease is or will be subordinate, and that in the event of default by Tenant under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee will, at Landlord’s option, attorn to Landlord pursuant to the terms of such sublease, except that Landlord will not (i) be liable for any previous act or omission of Tenant under such sublease or, (ii) be subject to any offset not expressly provided for in this Lease or by any previous prepayment of more than one month’s rent;

          The liability of Tenant and each assignee will be joint, several and primary for the observance of all the provisions, obligations and undertakings of this Lease, including the payment of Fixed Basic Rent and Additional Rent through the entire Term, as the same may be renewed, extended or otherwise modified;

          Tenant will promptly pay to Landlord any consideration received for any assignment or all of the rent (fixed basic rent and additional rent) and any other consideration payable by the subtenant to Tenant under or in connection with a sublease, as and when received, in excess of the Fixed Basic Rent required to be paid by Tenant for the area sublet;

          The acceptance by Landlord of any rent from the assignee or from any subtenant or the failure of Landlord to insist upon strict performance of any of the terms, conditions and covenants of this Lease will release neither Tenant, nor any assignee assuming this Lease, from the Tenant’s obligations set forth in this Lease;

          The proposed assignee or subtenant is not then an occupant of any part of the Building or any other building then owned by Landlord or its affiliates within a five-mile radius of the Building;

          The proposed assignee or subtenant is not an entity or a person or an affiliate of an entity with whom Landlord is or has been, within the preceding six (6) month period, negotiating to lease space in the Building or any other building owned by Landlord or its affiliates within a five-mile radius of the Building;

          There will not be more than one (1) subtenant in the Premises;

          Tenant will not advertise the subtenancy for less than Landlord’s then current market rent for the Premises;

          Tenant will pay Landlord a ONE THOUSAND AND 00/100 DOLLAR ($1,000.00) administrative fee for each request for consent to any sublet or assignment simultaneously with Tenant’s request for consent to a specific sublet or assignment; and

          The proposed assignee or subtenant will use the Premises for the Permitted Use only.

     .C   If Tenant is a corporation (other than a corporation whose stock is listed and traded on a nationally recognized stock exchange), the transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of a majority of the issued and outstanding stock [or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock which results in a change of control of Tenant], and if Tenant is a partnership, joint venture or limited liability company (collectively “Entity”), the transfer (by one or more transfers) of an interest in the distributions of profits and losses of such Entity (or other mechanism, such as, by way of example, the creation of additional partnership or limited liability company interests) which results in a change of control of such Entity will be deemed an assignment of this Lease, subject to provisions of this Article.

Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to (i) any corporation or other Entity directly or indirectly controlling or controlled by Tenant or under common control with Tenant, or (ii) any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets of Tenant (any transaction referred to in clauses (i) or (ii) hereof will be a “Permitted Transfer”) provided that the net worth of any transferee of a Permitted Transfer will not be less than the greater of (A) the net worth of Tenant immediately preceding the Permitted Transfer or (B) the net worth of Tenant as of the date of the execution and delivery of this Lease by both parties. Any other assignment or subleasing of Tenant’s interest under this Lease will be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed.

     .D   Except as specifically set forth above, if any portion of the Premises or of Tenant’s interest in this Lease is acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, or if Tenant pledges its interest in this Lease or in any security deposit required hereunder, Tenant will be in default.

.7	COMPLIANCE WITH RULES AND REGULATIONS:

Tenant will observe and comply with the rules and regulations set forth in Exhibit B and with such further reasonable rules and regulations as Landlord may prescribe from time to time.

.8	DAMAGES TO BUILDING:

If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed twenty-five (25%) percent of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant a notice electing to terminate this Lease. In such event, this Lease will terminate on the thirtieth (30th) day after the giving of such notice, and Tenant will surrender possession of the Premises on or before such date. If this Lease is not terminated pursuant to this Article, Landlord will restore the Building and the Premises with reasonable promptness, subject to Force Majeure, as defined in Article 30 e) below, and subject to the availability and adequacy of the insurance proceeds. Landlord shall not be obligated to restore fixtures and improvements owned by Tenant.

In any case in which use of the Premises is affected by any damage to the Building, there will be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for general office use. The words “restoration” and “restore” as used in this Article will include repairs.

.9	EMINENT DOMAIN:

If Tenant’s use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof; or (b) any other part of the Building; then, in either event, this Lease will terminate on the date when title vests pursuant to such taking. The Fixed Basic Rent, and any Additional Rent, will be apportioned as of such termination date and any Fixed Basic Rent or Additional Rent paid for any period beyond said date, will be repaid to Tenant. Tenant will not be entitled to any part of the award for such taking or any payment in lieu thereof, but Tenant may file a separate claim for any taking of fixtures and improvements owned by Tenant which have not become the Landlord’s property, and for moving expenses, provided the same will, in no way, affect or diminish Landlord’s award. In the event of a partial taking which does not effect a termination of this Lease but does deprive Tenant of the use of a portion of the Premises, there will be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for general office use.

.10	LANDLORD’S REMEDIES ON DEFAULT:

If Tenant defaults in the payment of Fixed Basic Rent or any Additional Rent or in the performance of any of the other covenants and conditions of this Lease or permits the Premises to become deserted, abandoned or vacated, Landlord may give Tenant notice of such default, and if Tenant does not cure any Fixed Basic Rent or Additional Rent default within five (5) days or other default within fifteen (15) days after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Tenant does not commence such curing within such fifteen (15) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Landlord may terminate this Lease or Tenant’s right to possession upon not less than ten (10) days notice to Tenant, and on the date specified in such notice Tenant’s right to possession of the Premises will cease, but Tenant will remain liable as provided below in this Lease. If this Lease or Tenant’s right to possession will have been so terminated by Landlord, Landlord may at any time thereafter recover possession of the Premises by any lawful means and remove Tenant or other occupants and their effects. Landlord may, at Tenant’s expense, relet all or any part of the Premises and may make such alterations, decorations or other changes to the Premises as Landlord considers appropriate in connection with such reletting, without relieving Tenant of any liability under this Lease. Tenant shall pay to Landlord, on demand, such expenses as Landlord may incur, including, without limitation, court costs and reasonable attorney’s fees and disbursements, in enforcing the performance of any obligation of Tenant under this Lease.

Tenant hereby waives all right of redemption to which Tenant or any person under Tenant might be entitled by any Legal Requirement. Tenant hereby further waives any and all rights to invoke N.J.S.A. 2A:18-60.

.11	DEFICIENCY:

In any case where Tenant has defaulted and Landlord has recovered possession of the Premises or terminated this Lease or Tenant’s right to possession, Tenant’s obligation to pay Landlord all the Fixed Basic Rent and Additional Rent up to and including the Expiration Date will not be discharged or otherwise affected. Landlord will have all rights and remedies available to Landlord at law and in equity by reason of Tenant’s default, and may periodically sue to collect the accrued obligations of the Tenant together with interest at Prime plus four (4%) percent per annum from the date owed to the date paid, but in no event greater than the maximum rate of interest permitted by law.

Alternatively, in any case where Landlord has recovered possession of the Premises by reason of Tenant’s default, Landlord may at Landlord’s option, and at any time thereafter, and without notice or other action by Landlord, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Tenant, as damages for such breach, in addition to such other sums herein agreed to be paid by Tenant, to the date of re-entry, expiration and/or dispossess, an amount equal to the difference between the Fixed Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of Expiration Date of the original Term and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Landlord immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between an installment of Fixed Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than six percent (6%) per annum.

.12	SUBORDINATION:

This Lease will, at the option of any holder of any underlying lease or holder of any first mortgage or first trust deed, be subject and subordinate to any such underlying lease and to any first mortgage or first trust deed which may now or hereafter affect the Real Property, and also to all renewals, modifications, consolidations and replacements of such underlying leases and first mortgage or first trust deed. Although no instrument or act on the part of Tenant will be necessary to effectuate such subordination, Tenant will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as maybe desired by the holders of such first mortgage or first trust deed or by any of the lessors under such underlying leases. If any underlying lease to which this Lease is subject terminates, Tenant will, on timely request, recognize and acknowledge the owner of the Real Property as Tenant’s landlord under this Lease.

.13	SECURITY DEPOSIT:

Tenant will deposit with Landlord on the signing of this Lease by Tenant, the Security Deposit for the performance of Tenant’s obligations under this Lease, including the surrender of possession of the Premises to Landlord in the condition required under this Lease. If Landlord applies all or any part of the Security Deposit to cure any default of Tenant, Tenant will, on demand, deposit with Landlord the amount so applied so that Landlord will have the full Security Deposit on hand at all times during the Term. In the event of a bona fide sale of the Real Property, subject to this Lease, Landlord will transfer the Security Deposit to the purchaser, and Landlord will be considered released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new landlord for the return of the Security Deposit, and it is agreed that this will apply to every transfer or assignment made of the Security Deposit to a new landlord. Provided Tenant is not in default, the Security Deposit (less any portions of it previously used, applied or retained by Landlord), will be returned to Tenant after the expiration or sooner termination of this Lease and delivery of the entire Premises to Landlord in accordance with the provisions of this Lease. Tenant will not assign, pledge or otherwise encumber the Security Deposit, and Landlord will not be bound by any such assignment, pledge or encumbrance.

.14	RIGHT TO CURE TENANT’S BREACH:

If Tenant breaches any covenant or condition of this Lease, Landlord may, on prior notice to Tenant (except that no notice need be given in case of emergency), cure such breach at the expense of Tenant, and the reasonable amount of all expenses, including attorney’s fees, incurred by Landlord in so doing will be deemed payable on demand as Additional Rent.

.15	LIENS:

Tenant will not permit any lien or other encumbrance to be filed as a result of any act or omission (or alleged act or omission) of Tenant. Tenant will, within ten (10) days after notice from Landlord, discharge or satisfy by bonding or otherwise any liens filed against Landlord or all or any portion of the Real Property as a result of any such act or omission, including any lien or encumbrance arising from contract or tort claims.

.16	RIGHT TO INSPECT AND REPAIR:

Landlord or its designees may enter the Premises (but will not be obligated to do so) at any reasonable time on reasonable notice to Tenant (except that no notice need be given in case of emergency) for the purpose of: (i) inspection; (ii) performance of any work or the making of such repairs, replacements or additions in, to, on and about the Premises or the Building, as Landlord deems necessary or desirable; or (iii) showing the Premises to prospective purchasers, mortgages and tenants. Tenant will provide Landlord or its designees free and unfettered access to any mechanical or utility rooms, conduits, risers or the like located within the Premises. Landlord or any prospective tenant shall have the right to enter the space to perform inspections, surveys, measurements or such other reasonable activities as may be necessary to prepare the Premises for occupancy by the succeeding tenant. Tenant will have no claims, including claims for interruption of Tenant’s business, or cause of action against Landlord by reason of entry for such purposes.

.17	SERVICES TO BE PROVIDED BY LANDLORD:

     .A   Landlord will furnish to the Premises (i) electricity for normal lighting and ordinary office machines, (ii) during Building Hours, HVAC required for the reasonable use and occupancy of the Premises, and (iii) janitorial service (as set forth in Exhibit D), all in a manner comparable to that of similar buildings in the area. In addition, Landlord shall provide Common Facilities lighting at the Real Property during Building Hours and for such additional hours as, in Landlord’s judgment, is necessary or desirable to insure proper operation of the Real Property.

     .B   Tenant will be entitled to make use of HVAC beyond the Building Hours, at Tenant’s sole cost and expense, provided Tenant has notified Landlord by 3:00 p.m. on the day that Tenant will require said overtime use if said overtime use is required on any weekday, and by 3:00 p.m. on Friday for Saturday and/or Sunday overtime use. Tenant will pay Landlord the HVAC After Hours Charge (as defined in the Basic Lease Provisions) for HVAC beyond the Building Hours.

.18	TENANT’S ESTOPPEL:

Tenant will, from time to time, on not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such information as Landlord may reasonably request with respect to this Lease.

.19	HOLDOVER TENANCY:

Tenant agrees that it must surrender possession of the Premises to Landlord on the Expiration Date or earlier termination of the Term. Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including attorneys’ fees, resulting from any delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant based on such delay. Tenant agrees that if possession of the Premises is not surrendered to Landlord on the Expiration Date or earlier termination of the Term, then Tenant agrees to pay Landlord as liquidated damages for each month and for any portion of a month during which Tenant holds over in the Premises after the Expiration Date or earlier termination of the Term, a sum equal to 200% of the average Fixed Basic Rent and Additional Rent which was payable per month under this Lease during the last three months of the Term. Such liquidated damages shall not limit Tenant’s indemnification obligation with respect to claims made by any succeeding tenant based on Tenant’s failure or refusal to surrender the Premises to Landlord on the Expiration Date or sooner termination of the Term. Nothing contained herein shall be deemed to authorize Tenant to remain in occupancy of the Premises after the Expiration Date or sooner termination of the Term.

.20	LANDLORD’S WORK; COMMENCEMENT:

.A Landlord agrees that, prior to the Commencement Date, Landlord will perform work in the Premises in accordance with Exhibit C of this Lease (the “Work”).

     .B   A satisfactory inspection of the Work by the applicable governmental authority allowing the Premises to be legally occupied, which maybe later evidenced by a (temporary or final) Certificate of Occupancy (although the date of issuance may be other than the Commencement Date), will constitute sufficient evidence to demonstrate that Landlord has performed the Work and the Term has commenced.

     .C   Notwithstanding anything contained in this Lease to the contrary, if Tenant (or anyone having rights under or through Tenant) shall occupy all or any part of the Premises prior to the date Landlord has completed the Work, then the Commencement Date shall be deemed to occur on such date that Tenant (or anyone claiming under or through Tenant) shall occupy all or any part of the Premises.

     .D   Notwithstanding anything contained in this Lease to the contrary, if Landlord, for any reason whatsoever cannot deliver possession of the Premises to Tenant on the Commencement Date set forth in the Basic Lease Provisions, this Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, the Term will commence on the earlier of: (i) the date Landlord delivers possession of the Premises to Tenant or (ii) the date Landlord would have delivered possession of the Premises to Tenant but for any reason attributable to Tenant.

.21	OVERDUE RENT CHARGE/INTEREST:

     .A   Tenant will pay an “Overdue Rent Charge” of eight percent (8%) of any installment of Fixed Basic Rent or Additional Rent which Tenant fails to pay within five (5) days after the due date thereof, to cover the extra expense involved in handling non-payments and/or delinquent payments. The Overdue Rent Charge will constitute Additional Rent and an agreed upon amount of liquidated damages and not a penalty.

     .B   Any amount owed by Tenant to Landlord which is not paid when due will bear interest at the lesser of (i) the rate of two percent (2%) per month from the due date of such amount, or (ii) maximum legal interest rate permitted by law. The payment of interest on such amounts will not extend the due date of any amount owed.

.22	INSURANCE:

.A Tenant’s Insurance. On or before the Commencement Date or Tenant’s prior entry into the Premises, Tenant will obtain and have in full force and effect, insurance coverage as follows:

workers’ compensation in an amount required by law; (ii) commercial general liability with a per occurrence limit of Two Million Dollars ($2,000,000) and a general aggregate of Three Million Dollars ($3,000,000) for bodily injury and property damage on an occurrence basis and containing an endorsement naming Landlord, its agents, designees and lender as additional insureds, an aggregate limit per location endorsement, and no modification that would make Tenant’s policy excess or contributing with Landlord’s liability insurance; (iii) all risk property insurance for the full replacement value of all of Tenant’s furniture, fixtures, equipment, alterations, improvements or additions that do not become Landlord’s property upon installation; and (iv) any other form or forms of insurance or any increase in the limits of any of the coverages described above or other forms of insurance as Landlord or the mortgagees or ground lessors (if any) of Landlord may reasonably require from time to time if in the reasonable opinion of Landlord or said mortgagees or ground lessors said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants with similar uses in similar buildings in the area. All policies obtained by Tenant will be issued by carriers having ratings in Best’s Insurance Guide (“Best”) of A and VIII, or better (or equivalent rating by a comparable rating agency if Best no longer exists) and licensed in the State. All such policies must be endorsed to be primary and noncontributing with the policies of Landlord being excess, secondary and noncontributing. No policy will be canceled, nonrenewed or materially modified without thirty (30) days’ prior written notice by the insurance carrier to Landlord. If the forms of policies, endorsements, certificates, or evidence of insurance required by this Article are superseded or discontinued, Landlord may require other equivalent or better forms. Evidence of the insurance coverage required to be maintained by Tenant, represented by certificates of insurance issued by the insurance carrier, must be furnished to Landlord prior to Tenant occupying the Premises and at least thirty (30) days prior to the expiration of current policies. Copies of all endorsements required by this Article must accompany the certificates delivered to Landlord. The certificates will state the amounts of all deductibles and self-insured retentions and that Landlord will be notified in writing thirty (30) days prior to cancellation, material change, or non-renewal of insurance. If requested in writing by Landlord, Tenant will provide to Landlord a certified copy of any or all insurance policies or endorsements required by this Article.

     .B   Tenant will not do or allow anything to be done on the Premises which will increase the rate of fire insurance on the Building from that of a general office building. If any use of the Premises by Tenant results in an increase in the fire insurance rate(s) for the Building, Tenant will pay Landlord, as Additional Rent, any resulting increase in premiums. Tenant’s insurance obligations set forth in Section 22 a)(i) and (ii) above shall continue in effect throughout the Term and after the Term as long as Tenant, or anyone claiming by, through or under Tenant, occupies all or any part of the Premises.

     .C   Waiver of Claims. Landlord and Tenant hereby waive all claims and release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage or injury to property occurring in, on, about or to the Premises or the Building by reason of fire or other casualty, regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, and agree that the property insurance carried by either of them will contain a clause whereby the insurer waives its right of subrogation against the other party. Each party to this Lease will give to its insurance company notice of the provisions of this Section 22 c) and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section c). Each party shall bear the risk of its own deductibles. Landlord and Tenant acknowledge that the insurance requirements of this Lease reflect their mutual recognition and agreement that each party will look to its own insurance and that each can best insure against loss to its property and business no matter what the cause. If Tenant fails to maintain insurance or self insures for loss including, without limitation, business interruption, Tenant shall be deemed to have released Landlord for all loss or damage which would have been covered if Tenant had so insured.

     .D   Building Insurance. Landlord will at all times during the Term carry a policy of insurance which insures the Building, including the Premises and the Work, if any, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard fire insurance policy); provided, however, that Landlord will not be responsible for, and will not be obligated to insure against, any loss of or damage to any personal property or trade fixtures of Tenant or any alterations which Tenant may make to the Premises or any loss suffered by Tenant due to business interruption. All insurance maintained by Landlord pursuant to this Article may be affected by blanket insurance policies.

.23	INDEMNITY:

Tenant will defend, indemnify and hold Landlord and its agents harmless from and against any and all claims, actions or proceedings, costs, expenses and liabilities, including attorneys fees and disbursements incurred in connection with each such claim, action or proceeding, whether in contract or tort, arising from Tenant’s use and occupancy of the Premises, including Tenant’s negligent acts or omissions at the Real Property. In case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, will, at Tenant’s expense, resist and defend such action or proceeding with counsel reasonably acceptable to Landlord.

.24	BROKER:

Tenant represents and warrants to the Landlord that no broker brought about this transaction, except Tenant’s Broker and Tenant agrees to indemnify and hold Landlord harmless from any and all claims of any broker(s) (other than Tenant’s Broker) arising out of or in connection with the negotiations of or entering into of this Lease by Tenant and Landlord.

.25	PERSONAL LIABILITY:

There will be no personal liability on the part of Landlord, its constituent members (including officers, directors, partners, members and trustees) and their respective successors and assigns or any mortgagee in possession, with respect to any of the terms, covenants and conditions of this Lease, and Tenant will look solely to the equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever.

.26	NOTICES:

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope or (iii) sent by nationally recognized overnight delivery service, if to Tenant, at the Building; if to Landlord, at Landlord’s address as set forth above to the attention of President and Chief Executive Officer, with a copy to the attention of the Executive Vice President and General Counsel; or, to either at such other address as Tenant or Landlord, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, upon the seventh (7th) day after the mailing thereof or if sent by overnight delivery service, the next business day.

.27	AUTHORITY:

The signatories on behalf of Tenant represent and warrant that they are authorized to execute this Lease, and if Tenant is a corporation or other Entity, Tenant will, within fifteen (15) days of Landlord’s request, provide Landlord with a resolution confirming the authorization. Tenant represents and warrants to Landlord (i) that neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant nor any of its officers, directors or managing members (collectively, “Tenant and Others in Interest”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 (the “Executive Order”) and entitled `Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that Tenant and Others in Interest’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the Term Tenant will comply with the Executive Order and the Money Laundering Act.

.28	PARKING SPACES

Tenant’s occupancy of the Premises will include the use of the parking spaces set forth in the Basic Lease Provisions. Tenant will, upon request, promptly furnish to Landlord the license numbers of the cars operated by Tenant and its subtenants, invitees, concessionaires, licensees and their respective officers, agents and employees. If any vehicle of Tenant, or of any subtenant, invitee, licensee, concessionaire, or their respective officers, agents or employees, is parked in any part of the Real Property other than those portions of the parking area(s) designated for this purpose by Landlord, or if Tenant shall exceed the number of parking spaces allocated to Tenant in the Basic Lease Provisions, then, in addition to Landlord’s rights and remedies provided in this Lease, Tenant will pay to Landlord $100.00 per day.

.29	RELOCATION:

Landlord, at its expense, shall have the one-time right at any time before or during the Term, to relocate Tenant from the Premises to space of reasonably comparable size, utility and improvements (“Relocation Space”) within the Building or business park of which the Building is a part upon sixty (60) days prior notice to Tenant, provided that Landlord shall have no right to relocate Tenant to the first (1st) floor of the Building or on the first (1st) floor of any other building within the business park. From and after the date of the relocation, the Fixed Basic Rent and Tenant’s Percentage will be adjusted based upon the gross rentable area of the Relocation Space; but in no event will the Fixed Basic Rent or Tenant’s Percentage increase as a result of such relocation. Landlord will pay Tenant the actual, reasonable out of pocket moving costs incurred by Tenant in connection with such relocation. Landlord will have no liability for any interference with Tenant’s business resulting from such relocation.

.30	MISCELLANEOUS:

     .A   If any of the provisions of this Lease, or the application of such provisions, will be invalid or unenforceable, the remainder of this Lease will not be affected, and this Lease will be valid and enforceable to the fullest extent permitted by law.

     .B   The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease is submitted to Tenant for signature with the understanding that it will not bind Landlord unless and until it has been executed by Landlord and delivered to Tenant or Tenant’s attorney or agent and until the holder of any mortgage will have approved this Lease if such approval is required under the terms of such mortgage.

.C No representations or promises will be binding on the parties to this Lease except those representations and promises expressly contained in the Lease.

.D The article headings in this Lease are intended for convenience only and will not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

     .E   Force Majeure means and includes those situations beyond either party’s reasonable control, including acts of God; strikes; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the surrender of the Premises by the end of the Term or payment of Fixed Basic Rent or Additional Rent, will, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any required performance is delayed due to Force Majeure.

     .F   No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Basic Rent and Additional Rent payable hereunder will be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor will any endorsement or statement on any check or any letter accompanying any check or payment of Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Basic Rent and Additional Rent or to pursue any other remedy provided herein or by law. All obligations of Tenant under this Lease shall survive the expiration or earlier termination of this Lease.

     .G   No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy upon a breach of any such covenant, agreement, term or condition, and no acceptance by Landlord of full or partial rent during the continuance of any such breach by Tenant, will constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other party will be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

     .H   Landlord covenants that if, and so long as, Tenant pays Fixed Basic Rent and any Additional Rent as required under this Lease, and performs Tenant’s other covenants under the Lease, Landlord will do nothing to affect Tenant’s right to peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the provisions of this Lease.

     .I   The provisions of this Lease will apply to, bind and inure to the benefit of Landlord and its respective heirs, successors, legal representatives and assigns. The term “Landlord” as used in this Lease means only the owner or a master lessee of the Building, so that in the event of any sale of the Building or of any master lease thereof, the Landlord named herein will be and hereby is entirely freed and relieved of all covenants and obligations of Landlord under this Lease accruing after such sale, and it will be deemed without further agreement that the purchaser or the new master lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord accruing under this Lease after such sale.

     .J   Landlord reserves the right unilaterally to alter Tenant’s ingress and egress to the Building or make any change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location, or at any time close temporarily any Common Facilities to make repairs or changes therein or to effect construction, repairs or changes within the Building, or to discourage non-tenant parking, and may do such other acts in and to the Common Facilities as in Landlord’s sole judgment may be desirable to improve their convenience.

     .K   To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises. This Lease will be governed by the laws of the State (without the application of any conflict of laws principles), and any action or proceeding in connection with this Lease shall be decided in the courts of the State.

     .L   Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to this Lease, including the Fixed Basic Rent and Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except to Tenant’s accountants or attorneys (who shall also be required to keep the terms of this Lease confidential) or as required by law. This non-disclosure and confidentiality agreement will be binding upon Tenant without limitation as to time, and a breach of this paragraph will constitute a material breach under this Lease.

     .M   Any State statutory provisions dealing with termination rights due to casualty, condemnation, delivery of possession or any other matter dealt with by this Lease are superseded by the terms of this Lease.

     .N   Whenever it is provided that Landlord will not unreasonably withhold, condition or delay consent or approval or will exercise its judgment reasonably (such consent or approval and such exercise of judgment being collectively referred to as “consent”), if Landlord delays, conditions or refuses such consent, Tenant waives any claim for money damages (including any claim for money damages by way of setoff, counterclaim or defense) based upon any claim or assertion that Landlord unreasonably withheld, conditioned or delayed consent. Tenant’s sole remedy will be specific performance. Failure on the part of Tenant to seek relief within 30 days after the date upon which Landlord has withheld, conditioned or delayed its consent will be deemed a waiver of any right to dispute the reasonableness of such withholding, conditioning or delaying of consent.

     .O   Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord or Tenant be liable to the other for the payment of consequential, punitive or speculative damages, except as provided in Article 19 hereof.

.31	TERMINATION OPTION:

Notwithstanding anything to the contrary contained herein, Tenant shall have a one-time option to surrender the Premises (“Termination Option”) in accordance with the following terms and conditions:

     .A   If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option, which shall be delivered by certified mail which Termination Notice must be received by Landlord no later than the date that is twelve (12) full months prior to the Termination Date. TIME IS OF THE ESSENCE with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Article.

     .B   If Tenant gives the Termination Notice and complies with all the provisions in this Article, the Lease as it applies to the Premises only shall terminate at 11:59 p.m. on the last day of the month during which the day prior to the three (3) year and four (4) months anniversary of the Commencement Date occurs (the “Termination Date”).

.C In consideration for Tenant’s termination of this Lease, Tenant shall pay Landlord $322,115.00 (“Termination Fee”) simultaneously with the Termination Notice sent by Tenant to Landlord.

.D Tenant’s obligations to pay Fixed Basic Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

     .E   Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option, up to and including the Termination Date, Tenant shall be in default of this Lease, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Termination Option. If Landlord does not cancel Tenant’s exercise of the Termination Option after Tenant’s default, Tenant shall cure any default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

     .F   In the event Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and, in accordance with the provisions of this Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.

     .G   If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover Tenant from and after the Termination Date, and in such event all covenants and terms of Article 19 shall apply and shall also be liable to Landlord for all costs and expenses incurred by Landlord in securing possession of the Premises. Landlord may accept any such sums from Tenant without prejudice to Landlord’s right to evict Tenant from the Premises by any lawful means.

     .H   If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease as it applies to the Premises shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease as the Expiration Date of the Term hereof.

     .I   If this Lease has been assigned or all or a portion of the Premises has been sublet, this Termination Option shall be deemed null and void and neither Tenant nor any assignee or subTenant shall have the right to exercise such option during the term of such assignment or sublease.

     EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under this Lease, or make any claim that this Lease is invalid or unenforceable, due to any failure of this document to comply with ministerial requirements, including requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

     THE PARTIES to this Lease have executed and delivered this Lease as of the date set forth above.

     LANDLORD:

     5 INDEPENDENCE SPE LLC

By:	Gale SLG NJ Mezz LLC, sole member

By:	Gale SLG NJ Operating Partnership, sole member

By:	Gale SLG NJ GP LLC, general partner

By:	Mack-Green-Gale LLC, sole member

By:	Mack-Cali Ventures L.L.C., managing member

By:	Mack-Cali Realty, L.P., sole member

By:	Mack-Cali Realty Corporation, its general partner

By:
Michael A. Grossman
Executive Vice President

TENANT:

INTELLIGROUP, INC.

By:_____________________
Name:
Title:

EXHIBIT G

TAX AND OPERATING COST RIDER

Tenant will pay in addition to the Fixed Basic Rent provided in this Lease, Additional Rent to cover Tenant’s Percentage of the increased cost to Landlord, for each of the categories enumerated in this Exhibit, over the “Base Period Costs” for these categories.

a.

Operating Cost Escalation -- If the Operating Costs incurred for the Real Property for any Lease Year or Partial Lease Year during the Term will be greater than the Base Operating Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord, as Additional Rent, Tenant’s Percentage of all such excess Operating Costs. Operating Costs will include, by way of illustration and not of limitation: personal property taxes; management fees; labor, including all wages and salaries; social security and other taxes which may be levied against Landlord upon such wages and salaries; supplies; repairs and maintenance; maintenance and service contracts; painting; wall and window washing; tools and equipment (which are not required to be capitalized for federal income tax purposes); trash removal; lawn care; snow removal and all other items properly constituting direct operating costs according to standard accounting practices (collectively referred to as the “Operating Costs” in this Lease); but not including depreciation of Building or equipment; interest; income or excess profits taxes; costs of maintaining the Landlord’s corporate existence; franchise taxes; any expenditures required to be capitalized for federal income tax purposes, unless said expenditures are for the purpose of reducing Operating Costs at the Real Property, or those which under generally applied real estate practice are expensed or regarded as deferred expenses or are required under any Legal Requirement, in which event the costs thereof shall be included. Notwithstanding anything contained herein to the contrary, any additional costs incurred by Landlord during the Calendar Year by reason of Landlord or any of its vendors entering into new labor contracts or renewals or modifications of existing labor contracts will not be included in Base Operating Costs. In addition, Tenant will pay Landlord Tenant’s Percentage of all costs and expenses incurred by Landlord in connection with complying with any “homeland security” requirements and such costs and expenses will not be included in Operating Costs.

b.

Fuel, Utilities and Electric Cost Escalation – If utility and energy costs, including any fuel surcharges or adjustments with respect thereto, incurred for water, sewer, gas, electric, other utilities and heating, ventilating and air conditioning for the Building, including all leased and leasable areas (not separately billed or metered within the Building), and Common Facilities electric, lighting, water, sewer and other utilities for the Building and other portions of the Real Property (collectively referred to in this Lease as “Utility and Energy Costs”), for any Lease Year or Partial Lease Year during the Term will be greater than the Base Utility and Energy Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord as Additional Rent, Tenant’s Percentage of all such excess Utility and Energy Costs.

c.

Tax Escalation -- If the Real Estate Taxes for the Real Property for any Lease Year or Partial Lease Year during the Lease Term will be greater than the Base Real Estate Taxes (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord as Additional Rent, Tenant’s Percentage of all such excess Real Estate Taxes.

As used in this Lease, “Real Estate Taxes” mean the property taxes and assessments imposed upon the Building and other portions of the Real Property, or upon the rent payable to the Landlord, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments, or charges levied, imposed or assessed against the Real Property by any taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen. If due to a future change in the method of taxation, any franchise, income or profit tax will be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax will be deemed to be a Real Estate Tax for purposes of this Lease.

Landlord, will have the exclusive right, but not the obligation, to contest or appeal any Real Estate Tax assessment levied on all or any part of the Real Property.

d.

Insurance Cost Escalation – If the Insurance Costs for the Real Property for any Lease Year or Partial Lease Year during the Term will be greater than the Base Insurance Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), Tenant will pay to Landlord as Additional Rent for each Lease Year or Partial Lease Year, Tenant’s Percentage of such excess Insurance Costs.

As used in this Lease, “Insurance Costs” mean all fire and other insurance costs, together with any deductibles, incurred by Landlord in connection with its operation and maintenance of the Real Property for any Lease Year or Partial Lease Year during the Term.

e.

Lease Year -- As used in this Lease, Lease Year will mean a calendar year. Any portion of the Term which is less than a Lease Year, that is, from the Commencement Date through the following December 31, and from the last January 1 falling within the Term to the end of the Term, will be deemed a “Partial Lease Year”. Any reference in this Lease to a Lease Year will, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

f.

Payment -- Prior to each Lease Year, Landlord will give Tenant an estimate of amounts payable under this Rider for such Lease Year or Partial Lease Year. By the first day of each month during such Lease Year or Partial Lease Year, Tenant will pay Landlord one-twelfth (1/12th) of the estimated amount. If, however, the estimate is not given before such Lease Year or Partial Lease Year begins, Tenant will continue to pay by the first day of each month on the basis of last year’s estimate, if any, until the month after the new estimate is given. As soon as practicable after each Lease Year or Partial Lease Year ends, Landlord will give Tenant a statement (the “Statement”) showing the actual amounts payable by Tenant under this Rider for such Lease Year. If the Statement shows that the actual amount Tenant owes for such Lease Year or Partial Lease Year is less than the estimated amount paid by Tenant during such Lease Year or Partial Lease Year, Landlord, at its option, will either return the difference or credit the difference against the next succeeding payment(s) of Additional Rent. If the Statement shows that the actual amount Tenant owes is more than the estimated Additional Rent paid by Tenant during such Lease Year or Partial Lease Year, Tenant will pay the difference within thirty (30) days after the Statement is delivered to Tenant.

g.

Books and Reports -- Landlord will maintain books of account which, provided that Tenant has not breached this Lease, will be open to Tenant and its representatives at all reasonable times so that Tenant can determine that such Operating, Utility and Energy, Insurance and Real Estate Tax Costs have, in fact, been paid or incurred. Tenant’s representatives will mean only (i) Tenant’s employees or (ii) a Certified Public Accounting firm, and neither Tenant’s employees nor any Certified Public Accounting firm will be permitted to perform such inspection and/or audit on a contingency basis or for any other tenant in the Building. At Landlord’s request, Tenant and/or Tenant’s Certified Public Accounting firm will execute a confidentiality agreement reasonably acceptable to Landlord prior to any examination of Landlord’s books and records. In the event Tenant disputes any one or more of such charges, Tenant will attempt to resolve such dispute with Landlord, provided that if such dispute is not satisfactorily settled between Landlord and Tenant within thirty (30) days, then upon request of either party, the dispute will be referred to an independent certified public accountant to be mutually agreed upon to arbitrate the dispute, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who will jointly share any cost of such arbitration. Pending resolution of the dispute, the Tenant will pay to Landlord the sum so billed by Landlord, subject to its ultimate resolution as set forth above. The arbitration mechanism set forth above shall be the sole process available to resolve such disputes.

h.

Right of Review — Once Landlord will have finally determined the Operating, Utility and Energy, Insurance or Real Estate Tax Costs at the expiration of a Lease Year, then as to the item so established, Tenant will only be entitled to dispute such charge for a period of six (6) months after such charge is billed to Tenant, and Tenant specifically waives any right to dispute any such charge any time after the expiration of said six (6) month period.

i.

Occupancy Adjustment -- If the Building is less than eighty-five percent (85%) occupied during the Calendar Year or during any Lease Year or Partial Lease Year subsequent to the Calendar Year, then the Operating Costs and Utility and Energy Costs will be adjusted during the Calendar Year and the Operating Costs and Utility and Energy Costs will be adjusted during any such Lease Year or Partial Lease Year so as to reflect eighty-five percent (85%) occupancy. The aforesaid adjustment will only be made with respect to those items that are in fact affected by variations in occupancy levels.

j.

The parties agree that Tenant’s Percentage, as defined in the Preamble, reflects and will be continually adjusted to reflect the ratio of the gross square feet of the area rented to Tenant (including an allocable share of all Common Facilities) [the numerator] as compared with the total number of gross square feet of the entire Building (or additional buildings that may be constructed within the Real Property) [the denominator] measured outside wall to outside wall, but excluding therefrom any storage areas. Landlord shall have the right to make changes or revisions in the Common Facilities of the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings in the Real Property for such purposes as Landlord may deem appropriate, and subdivide the lands for that purpose if necessary, and upon so doing, the Real Property shall become the subdivided lot on which the Building in which the Premises is located. However, if any service provided for in subparagraph a. or any utility provided for in subparagraph b. is separately billed or separately metered within the Building, then the square footage so billed or metered shall be subtracted from the denominator and the Tenant’s proportionate share for such service and/or utility shall be separately computed, and the Base Period Costs for such item shall not include any charges attributable to said square footage. Tenant understands that as a result of changes in the layout of the Common Facilities from time to time occurring due to, by way of example and not by way of limitation, the rearrangement of corridors, the aggregate of all Building tenant proportionate shares may be equal to, less than or greater than one hundred percent (100%).

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EXHIBIT H

ELECTRICITY RIDER

Landlord shall cause electricity to be supplied to the Premises (“Building Standard Office Electrical Service”). Tenant shall obtain and pay for Tenant’s separate supply of electric current by direct application to, and arrangement with, the utility companies servicing the Building. Landlord or the applicable utility company shall provide such meters used to measure such electricity service. Tenant shall pay all charges with respect to consumption of electricity applicable to the Premises directly to the utility company servicing the Building. Any and all rebates, grants and subsidies for utilities issued by the utility companies servicing the Building or other public or quasi-public institutions shall remain the property of Landlord. Tenant shall promptly pay Landlord any rebates, grants and subsidies Tenant receives in connection with utility services received by Tenant in the Building. If, pursuant to a legal requirement or the policies or operating practices of the utility company servicing the Building, Tenant is no longer permitted to obtain electrical energy directly from the utility company, Landlord will furnish electrical energy to the Premises either, at Landlord’s option, on a “check-metering” basis or a rent inclusion basis. Landlord shall give Tenant notice at least thirty (30) days prior to the date on which Landlord shall commence furnishing electrical energy to the Premises (unless such notice is not feasible under the circumstances, in which event Landlord will give Tenant such notice as is reasonably possible), which notice will set forth the terms on which Landlord will so furnish electrical energy to the Premises. If any utilities are not (or cannot be) separately metered or assessed or are only partially separately metered or assessed and are used in common with other Tenants of the Building, Tenant will pay to Landlord an equitable apportionment of such charges for utilities used in common with other Tenants of the Building, based on the square footage of floor space leased to each Tenant using such common facilities, the average electrical consumption of each Tenant and other pertinent considerations, in addition to Tenant’s payment of the separately metered charges. Tenant shall defend, indemnify and hold Landlord harmless from and reimburse Landlord for all liability, damages, costs, fees, expenses, penalties and charges (including, but not limited to, attorneys’ fees and disbursements) incurred in connection with (i) Tenant’s failure to pay for any electricity provided to Tenant hereunder or (ii) misuse or neglect by Tenant of the meters(s) and equipment supplying the electricity.

a.	Tenant’s use of electric current in the Premises shall not exceed the capacity of any electrical conductors and equipment in or otherwise serving the Premises.

b.

Tenant shall not, without the prior consent of Landlord make or perform or permit any alteration to wiring installations or other electrical facilities for the supply of electric current located in or serving the Premises. If Landlord grants such consent, all additional conduit, feeders and wiring and other equipment required therefor shall be provided and/or installed by Landlord and the reasonable cost thereof shall be paid by Tenant as Additional Rent within fifteen (15) days after demand therefor.

c.

Landlord shall not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the Premises pursuant to this Exhibit nor for any interruption in the supply, and Tenant agrees that such supply may be interrupted for inspection, repairs and replacement and in emergencies. In any event, the full measure of Landlord’s liability for any interruption in the supply due to Landlord’s acts or omissions shall be an abatement of Fixed Basic Rent and Additional Rent, unless Landlord fails to take such measures as may be reasonable under the circumstances to restore such service without undue delay. In no event shall Landlord be liable for any business interruption suffered by Tenant.

d.

Landlord, at Tenant’s expense, shall furnish and install all replacement lighting tubes, lamps, ballasts and bulbs required in the Premises. Tenant, however, shall have the right to furnish and/or install any or all of the items mentioned in this subparagraph (d).